UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12.

Athersys, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

To Our Stockholders:

You are invited to attend the 2018 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc. to be held at the Westin Hotel at 777 St. Clair Avenue, NE, Cleveland, Ohio 44114 on Monday, June 18, 2018 at 11:00 a.m. Eastern Daylight Time. We are pleased to enclose the notice of our Annual Meeting, together with the proxy statement, the proxy and an envelope for returning the proxy.

You are asked to: (1) elect the seven Directors nominated by the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2018; and (3) approve, on an advisory basis, named executive officer compensation.

Your Board of Directors unanimously recommends that you vote: “FOR” the election of each of the seven Director nominees named in the proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2018; and “FOR” the approval, on an advisory basis, of named executive officer compensation.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the Annual Meeting and decide to vote in person, you may withdraw your proxy at the meeting. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,

/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chairman and Chief Executive Officer

April 26, 2018

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS ON

June 18, 2018

The 2018 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held on Monday, June 18, 2018, at 11:00 a.m. Eastern Daylight Time, at the Westin Hotel at 777 St. Clair Avenue, NE, Cleveland, Ohio 44114 for the following purposes:

(1)	To elect the seven Directors nominated by the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2018;

(3)	To approve, on an advisory basis, named executive officer compensation; and

(4)	To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on Monday, April 23, 2018, are entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

April 26, 2018

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2018

The 2018 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as Athersys or the Company, will be held on Monday, June 18, 2018, at 11:00 a.m. Eastern Daylight Time, at the Westin Hotel at 777 St. Clair Avenue, NE, Cleveland, Ohio 44114.

This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy card are being mailed to stockholders commencing on or about April 27, 2018.

Stockholders of record of the Company at the close of business on Monday, April 23, 2018, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 137,958,545 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Required Vote, Abstentions, Broker Non-Votes and Related Matters. Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters that are “non-routine,” without specific instructions from the beneficial owner. The vote required and the treatment of abstentions and broker non-votes for each proposal are described below.

Proposal One — Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, withheld votes and broker non-votes will have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes.

Proposal Two — Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2018 is considered to be a routine matter. Accordingly, we do not expect broker non-votes on this proposal. The affirmative vote of the holders of a majority of the shares cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2018. Under the Company’s bylaws, abstentions will have no effect on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2018 is not binding on the Company.

Proposal Three — Approval, on an Advisory Basis, of Named Executive Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.

The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the seven Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2018; (iii) for the approval, on an advisory basis, of named executive officer compensation; and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting or any adjournment thereof.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of the following seven Directors, Gil Van Bokkelen, Lee E. Babiss, Jordan S. Davis, John J. Harrington, Ismail Kola, Lorin J. Randall, and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.

At the Annual Meeting, seven Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Hardy TS Kagimoto, Ismail Kola, Lorin J. Randall and Jack L. Wyszomierski. Since we became a publicly-traded company in 2007 and completed a related offering of our Common Stock, Radius Venture Partners LLC, or Radius, has maintained its contractual right to nominate a Director, referred to herein as the Radius Designee, provided that Radius still owns at least 25% of the shares of Common Stock that it purchased in 2007. Mr. Davis served as the Radius Designee from June 2007 to June 2010, and again since June 2016; however, he has informed the Company that he will not stand for re-election at the Annual Meeting in 2018. Radius will maintain its right, subject to its required ownership percentage, to nominate a Radius Designee at some point in the future for election.

Also, pursuant to an Investor Rights Agreement, referred to herein as the Investor Rights Agreement, entered into on March 14, 2018 between the Company and HEALIOS K.K., referred to herein as Healios, Healios has the right to nominate (i) one Director to the Board, if Healios owns less than 15% but more than 5% of our outstanding Common Stock and (ii) two Directors to the Board, provided that Healios owns at least 15% of our outstanding Common Stock, so long as, in either case, the Collaboration Expansion Agreement contemplated by the Letter of Intent for Collaboration Expansion between the Company and Healios, dated as of March 14, 2018, which we refer to as the Healios Letter of Intent, is entered into and remains in effect. Healios currently owns approximately 8.7% of our outstanding Common Stock, and Dr. Kagimoto has been nominated to serve as Healios’ nominee to the Board in anticipation of the Collaboration Expansion Agreement being executed prior to the Annual Meeting.

If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information regarding the nominees for Director is set forth below.

Gil Van Bokkelen, 57. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since August 2000. Dr. Van Bokkelen co-founded Athersys in 1995 and has served as Chief Executive Officer and Director since the Company’s founding. Prior to May 2006, he also served as the Company’s President. Dr. Van Bokkelen is also the Chairman of the Board of Governors for the National Center for Regenerative Medicine. He serves on the board of the Alliance for Regenerative Medicine (and served as chairman from 2010 through 2012), a Washington D.C. based consortium of companies, patient advocacy groups, disease foundations and clinical and research institutions that are committed to the advancement of the field of regenerative medicine, and served ex officio from 2013 to 2014. He has served on a number of other boards, including the Biotechnology Innovation Organization’s ECS board of directors (from 2001 to 2004, and from 2008 to present). He received his Ph.D. in Genetics from Stanford University School of Medicine, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley.

Dr. Van Bokkelen brings to the Board leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biotechnology industry. Dr. Van Bokkelen also brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and Chief Executive Officer of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.

Lee E. Babiss, 62. Dr. Babiss has served as Lead Director since October 2013 and a Director since August 2010. Dr. Babiss is currently Chief Executive Officer of Gotham Therapeutics Corp., a biotechnology company focused on the discovery and development of small molecule medicines targeting the RNA epitranscriptome, where he has served since 2017.

Previously, Dr. Babiss was the CEO of X-Rx, Inc., a biotechnology company focused on the rapid and cost-effective discovery and development of small molecule medicines, where he served from 2012 until his appointment at Gotham Therapeutics. Dr. Babiss was the Chief Scientific Officer and Executive Vice President of Discovery Innovation of PPD, Inc., a clinical research organization, where he served from February 2010 to 2016. Dr. Babiss was formerly President and Director of Global Pharmaceutical Research at Roche, a pharmaceutical company, from 1998 until his appointment at PPD. Prior to Roche, Dr. Babiss spent seven years with Glaxo, Inc., now GlaxoSmithKline, a pharmaceutical company, where he held senior positions, including Vice President of Biological Sciences and Genetics. Dr. Babiss received his doctorate in Microbiology from Columbia University and completed his postdoctoral fellowship at the Rockefeller University, where he served as an assistant and associate professor. Dr. Babiss has received numerous fellowship awards and grants and serves on several scientific advisory committees and boards. Dr. Babiss has published over 60 peer-reviewed scientific papers.

Dr. Babiss brings over 20 years of experience developing and leading research and development programs. His strategic leadership and product development knowledge provide a valuable perspective to the Board.

John J. Harrington, 50. Dr. Harrington co-founded Athersys in 1995 and has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington led the development of the RAGE® technology, as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on over 20 issued or pending United States patents, has authored numerous scientific publications and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he has also held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University.

Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.

Hardy TS Kagimoto, M.D., 41. Dr. Kagimoto is a nominee for Director. Dr. Kagimoto founded HEALIOS K.K. (Tokyo Security Exchange Mothers: 4593), a biotechnology company leading the field of developing iPS cell-based products, where he serves as Chairman, Chief Executive Officer and President. Dr. Kagimoto is a serial entrepreneur and obsessed with the concept of curing as many patients as possible through technology. Dr. Kagimoto’s first biotech company was Aqumen Biopharmaceuticals, K.K., which he founded in 2005, and served as its Chairman, Chief Executive Officer and President. Aqumen successfully launched BBG (Brilliant Blue G), which gained de-facto-standard status in the ophthalmology community, globally. He then founded Healios in 2011 with the vision to create a world-leading regenerative cell therapy company. He brought Healios public in 2015 and is currently running a Phase 2/3 trial for ischemic stroke in Japan with MultiStem cell’s immune moderation effect to reduce secondary damage from the stroke. Healios holds the global exclusive rights for iPS cell-based retinal pigment epithelium cell implantation from the Riken Center for Developmental Biology, which is now running world’s first clinical research using both autologous and allogeneic, HLA-matched iPS cells for wet type age-related macular degeneration. Healios also holds the global exclusive rights for organ bud technology, which mimics the generation of organ, opening the door to supplement the shortage of donors of various organ transplantation. The originator of the organ bud technology, Yokohama City University, is planning to run clinical research in 2019. Dr. Kagimoto received his medical degree from Kyushi University, which is where he developed BBG that was commercialized through his establishment of Aqumen.

Dr. Kagimoto would bring his experience of taking products from discovery through commercialization, his vision for the rapid progression of regenerative medicine products to treat disease and enrich quality of life, and his entrepreneurial and strategic expertise to the Board.

Ismail Kola, 61. Dr. Kola has served as a Director since October 2010. Dr. Kola was Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President and Chief Scientific Officer of UCB New Medicines, UCB’s discovery research through to proof-of-concept in man organization, from November 2009 until his retirement in December 2017. Dr. Kola was formerly Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a pharmaceutical company, and Chief Scientific Officer at Schering-Plough Corporation, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions from January 2003 to March 2007 at Merck, a pharmaceutical company, where he was Senior Vice President and Site Head, Basic Research. From 2000 to 2003, Dr. Kola was Vice President, Research, and Global Head, Genomics Science and Biotechnology, at Pharmacia Corporation, a pharmaceutical company.

Prior to his position with Pharmacia, Dr. Kola spent 15 years as Professor of Human Molecular Genetics and was Director of the Centre for Functional Genomics and Human Disease at Monash Medical School in Australia. Dr. Kola received his Ph.D. in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola served on the board of directors of Biotie Therapies, Inc. (NASDAQ: BITI) (and previously Synosia, who merged with Biotie) from February 2011 until May 2016 when it was sold to Acorda Therapeutics, where he also served on the compensation committee. Dr. Kola served on the boards of directors of Astex Therapeutics (NASDAQ: ASTX) from May 2010 until its sale to Otsuka Pharmaceuticals in October 2013, Ondek Pty Ltd from 2009 to 2011, and Promega Corporation from 2003 to 2007. Since January 2018, he has been a director of Mobius Medical, a start-up company. Dr. Kola has authored over 150 technical publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, UK in 2008. Dr. Kola has also been appointed a Visiting Professor at Oxford University, Nuffield School of Medicine, Oxford UK, since September 2012.

Dr. Kola has led numerous teams that have brought a large number of medicines successfully to the market. Dr. Kola’s experience and leadership in taking numerous drugs from the research stage to market or late stage development brings a unique and valuable perspective to our Board.

Lorin J. Randall, 74. Mr. Randall has served as a Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly-traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the boards of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006, where he serves on the audit committee and chairman of the nominations and governance committee, and since 2016, Aurinia, Inc. (NASDAQ: AUPH; TSX: AUP), where he serves as chair of the audit committee and lead independent director. He previously served on the boards of directors of Tengion, Inc. (OTCQB: TNGN) from 2008 to 2014, where he served as chairman of the audit committee and a member of the compensation committee, Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009, where he served as chair of the audit committee, and Nanosphere, Inc. (NASDAQ: NSPH) from 2008 to 2016 where he served as chairman of the board and chairman of the audit committee. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.

Mr. Randall’s strong financial and human resources background and his service on the audit and compensation committees of other companies provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee and the Compensation Committee.

Jack L. Wyszomierski, 62. Mr. Wyszomierski has served as a Director since June 2010. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a pharmaceutical company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski currently serves on the board of directors of SiteOne Landscape Supply, Inc. (NYSE: SITE) since 2016, where he serves as chairman of the nominations and governance committee and a member of the audit committee, Solenis, Inc., a privately held chemicals company since 2014, where he serves as chairman of the audit committee and a member of the compensation committee, Xoma Corporation (NASDAQ: ZOMA) since 2010, where he serves as chairman of the compensation committee and a member of the audit committee, and Exelixis, Inc. (NASDAQ: EXEL) since 2004, where he serves as chairman of the audit committee and a member of the nominations and governance committee. Mr. Wyszomierski was also a member of the board of directors and chairman of the audit committee at Unigene Laboratories, Inc. (OTC: UGNE). Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Mr. Wyszomierski’s extensive financial reporting, accounting and finance experience and his service on the audit committees of other public companies, as well as his experience in the healthcare and life sciences industries, provides financial expertise to the Board, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets.

The Board unanimously recommends that stockholders vote FOR the election of each of the seven Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market, or NASDAQ, or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ: Dr. Babiss, Dr. Kola, Mr. Randall, Mr. Wyszomierski and Mr. Davis. Currently, we have two members of management who also serve on the Board, Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Executive Vice President and Chief Scientific Officer. Additionally, Dr. Kagimoto was nominated to serve on the Board pursuant to the Investor Rights Agreement with Healios, and the Company and Healios are parties to a licensing arrangement pursuant to which Athersys has received, and is expected to continue to receive, significant payments. Dr. Van Bokkelen, Dr. Harrington and Dr. Kagimoto are not considered independent under the independence rules of the NASDAQ.

The Board held thirteen meetings during fiscal year 2017. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2017.

Attendance at Annual Meeting

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by all of the seven Directors.

Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of its committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.

Audit Committee

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Mr. Randall, Mr. Davis and Mr. Wyszomierski. Upon Mr. Davis’ retirement from the Board of Directors, Dr. Babiss is expected to be appointed to the Audit Committee. The Board of Directors has determined that each of Mr. Randall and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and an “independent director,” as defined in the NASDAQ listing standards. The Audit Committee held five meetings during fiscal year 2017.

Compensation Committee

The Compensation Committee is responsible for, among other things, annually reviewing and approving, or recommending to the Board of Directors for approval, the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board of Directors, with guidance from independent compensation consultants, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews, or recommends to the Board of Directors for approval, corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives.

The Compensation Committee also considers the duties and responsibilities of the executive officers and approves, or recommends to the Board of Directors for approval, the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In determining or recommending, as applicable, incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. For more information regarding the role of our Chief Executive Officer and compensation consultants in determining executive and director compensation, please see “Executive Compensation – Role of the Chief Executive Officer” and “– Role of the Independent Compensation Consultant” below. The current members of the Compensation Committee are Mr. Randall, Dr. Babiss and Mr. Wyszomierski. The Compensation Committee held three meetings during fiscal year 2017.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. The current members of the Nominations and Corporate Governance Committee are Dr. Babiss, Mr. Randall, Dr. Kola and Mr. Wyszomierski. The Nominations and Corporate Governance Committee held one meeting during fiscal year 2017.

The Nominations and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board of Directors based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.

The Nominations and Corporate Governance Committee also has used an independent search firm in identifying potential director candidates. Historically, as needed, the search firm has performed initial screenings of candidates, prepared candidate biographies, evaluated candidates’ credentials and conducted reference checks.

The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each Director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;

•	a description of any and all arrangements or understandings between the stockholder and each nominee;

•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;

•	a brief description of the nominee’s qualifications to be a Director; and

•	the written consent of the nominee to serve as a Director if so elected.

The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.

Board Leadership Structure

We operate in a complex and dynamic industry. Therefore, the Board believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board in order to maximize their contributions to the Board;

•	ensure that each other member of the Board has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and

•	facilitate the flow of information between the Board and management of the Company.

The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. In an effort to further enhance our governance, the Board appointed Lee E. Babiss as our “Lead Director,” and he has served in that role since 2013. The roles and responsibilities of the Lead Director include:

•	providing general leadership of the affairs of the independent Directors;

•	presiding over all executive sessions of the Board;

•	serving as primary liaison between the independent Directors and the Chairman and Chief Executive Officer, including facilitating organization and communication among the independent Directors;

•	in conjunction with the Nominations and Corporate Governance Committee, identifying underperforming Directors and providing appropriate counseling for improvement;

•	providing advice and consultation to the Chairman and Chief Executive Officer;

•	being available to discuss with any Director any concerns that he may have regarding the Board, the Company or the management team; and

•	fulfilling such other duties as the Board may provide from time to time.

The Board’s Role in Risk Oversight

The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Certain Relationships and Related Person Transactions

We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our Directors, Director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. No related person transactions occurred in fiscal 2017 that required a review by the Audit Committee.

In March 2018, we entered into the Letter of Intent to significantly expand Healios’ license to develop MultiStem products through the Collaboration Expansion Agreement. The Letter of Intent expires on April 30, 2018, unless it is extended by mutual agreement of the parties. If the Collaboration Expansion Agreement is executed, Healios would, among other things, expand its license in Japan to include certain additional disease indications and obtain an exclusive option to license our technology for up to three indications in China. In exchange, we would be entitled to receive license fees, milestone payments, royalties and payments for product supply. Also in March 2018, in connection with the entry into the Letter of Intent, Healios purchased 12,000,000 shares of our Common Stock and a warrant to purchase up to an additional 20,000,000 shares of Common Stock for $21.1 million, and thereby became an owner of greater than 5% of our outstanding Common Stock. The warrant generally will become exercisable once Healios makes the first installment of $2.5 million that is related to a $25 million expansion fee due under the Collaboration Expansion Agreement. However, the warrant will become exercisable with respect to 4,000,000 shares of Common Stock upon release of $10 million from an escrow account to the Company, which is scheduled to occur on the earlier of the execution of the Collaboration Expansion Agreement and May 1, 2018. The warrant may be terminated by us under certain conditions, including if Healios does not make the initial $2.5 million installment required by the Collaboration Expansion Agreement. The warrant, which has a term that expires in September 2020, includes both fixed and floating exercise price mechanisms and is capped such that in no event will Healios own more than 19.9% of our Common Stock.

Communications with Directors

Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Investors page under “Corporate Governance — Contact the Board” on our website at www.athersys.com.

Compensation Committee Interlocks and Insider Participation

In 2017, none of our Compensation Committee members were officers, former officers, or employees of the Company or its subsidiaries or had any other relationship that would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2018

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2018. During fiscal year 2017, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the votes cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2018. Under the Company’s bylaws, abstentions will have no effect on this proposal. As this proposal is considered to be a routine matter, we do not expect broker non-votes on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2018 is not binding on the Company.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2018.

Principal Accountant Fees and Services

Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q and for services related to registration statements were $793,280 for the fiscal year ended December 31, 2017 and $489,100 for the fiscal year ended December 31, 2016. Approximately half of the increase related to services for registration statements filed in 2017, and the other half related to revenue recognition and other complex areas of accounting.

Audit-Related Fees. Fees paid to Ernst & Young LLP for audit-related services in 2017 and 2016 were $62,500 and $29,500, respectively, of which approximately $30,000 related to a grant-required attestation in each year. The increase in 2017 fees was due to accounting consultations that impact future periods, in particular, preparations for the adoption of the new revenue recognition guidance effective in 2018.

Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $66,300 and $35,000 for the fiscal years ended December 31, 2017 and 2016, respectively. The increase related primarily to services related to international tax consultations.

All Other Fees. There were no other fees paid to Ernst & Young LLP in 2017 or 2016.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

For the fiscal year ended December 31, 2017, 100% of the services described above were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page on our website at www.athersys.com.

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, issuing a report thereon and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2017. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees.”

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee

Board of Directors

Lorin J. Randall

Jordan S. Davis

Jack L. Wyszomierski

PROPOSAL THREE

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal Three, pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” below, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the result of the vote and take it into consideration when making future decisions regarding executive compensation. This advisory (non-binding) vote is scheduled to be conducted every year and the next vote will be held at our 2019 annual meeting of stockholders.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s executive compensation, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in this Proxy Statement.”

Required Vote

The approval of this Proposal Three requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the named executive officer compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which include Dr. Gil Van Bokkelen, our Chief Executive Officer, Ms. Laura Campbell, our Senior Vice President of Finance, Mr. William (B.J.) Lehmann, Jr., our President and Chief Operating Officer and Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and places in perspective the data presented in the compensation tables and narratives that follow.

We are an international biotechnology company that is focused primarily in the field of regenerative medicine. Our MultiStem cell therapy is a patented and proprietary allogeneic stem cell product, is our lead platform product and is currently in late-stage clinical development. Our current clinical development programs are focused on treating neurological conditions, cardiovascular disease, inflammatory and immune disorders, certain pulmonary conditions and other conditions where the current standard of care is limited or inadequate for many patients. As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships or other financial transactions that add to the capital resources of the Company or create value for stockholders.

The following are the highlights of our 2017 compensation and benefit programs:

•	increased the base salaries of our named executive officers;

•	paid cash incentive compensation to our named executive officers; and

•	granted stock options and restricted stock unit awards to our named executive officers under our annual equity compensation program.

The following discussion and analysis of our compensation and benefit programs for 2017 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2018 and beyond may differ materially from our recent past.

Compensation Objectives and Philosophy

Our executive compensation programs are designed to:

•	recruit, retain and motivate executives and employees that can help us achieve our core business goals;

•	provide incentives to promote and reward superior performance throughout the organization, which we refer to as Pay for Performance;

•	facilitate stock ownership and retention by our executives and other employees; and

•	promote alignment between executives and other employees and the long-term interests of stockholders.

The Compensation Committee seeks to achieve these objectives by:

•	establishing a compensation program that is market competitive and internally fair;

•

linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance compensation or other means of compensation, the value of which is substantially tied to the achievement of our corporate goals; and

•	when appropriate, given the nature of our business, rewarding our executive officers for both Company and individual achievements with one-time performance awards.

At the 2017 Annual Meeting of Stockholders, approximately 78% of the votes cast were voted in favor of the approval of our named executive officer compensation. Our Compensation Committee believes that the stockholder vote reinforces the objectives and philosophy of our executive compensation programs. Accordingly, we did not make any changes to our executive compensation decisions or policies as a result of the 2017 stockholder vote.

Components of Compensation

Our executive compensation program includes the following elements:

•	base salary;

•	cash incentive compensation;

•	long-term equity incentive plan awards; and

•	retirement and health and other insurance benefits.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.

Role of the Chief Executive Officer

Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. For 2017, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers in relation to company-specific corporate goals that were established by the Compensation Committee and approved by the Board of Directors. These achievements related to potential cash incentive compensation payments and salary increases. The Compensation Committee considers the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2017 compensation of our named executive officers below under “Elements of Executive Compensation.”

Role of the Independent Compensation Consultant

From time to time, the Compensation Committee has retained the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2017, at the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the base salaries to be paid to named executive officers and the annual equity awards to be granted company-wide. The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to engage, direct or terminate Arnosti’s services. In 2017, the Compensation Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.

Elements of Executive Compensation

Base Salary. We pay base salaries to provide executive officers with a competitive level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and peer group benchmark pay. We benchmark executive salaries, generally, to the median of the peer companies.

Our peer group consists of twenty-one companies with a similar stage of development, market capitalization and revenues, including Arrowhead Research Corporation, Asterias Biotherapeutics, Inc., AVEO Pharmaceuticals, Inc., Bellicom Pharmaceuticals, Inc., BioTime Inc., Celldex Therapeutics, Inc., Chimerix Inc., Concert Pharmaceuticals Inc., ChemoCentryx Inc., Curis, Inc., Geron Corp., GTX Inc., Idera Pharmaceuticals, Immune Design Corp., Medicinova Inc., Rigel Pharmaceuticals Inc., Stemline Therapeutics Inc., Sucampo Pharmaceuticals, Inc., Syndax Pharmaceuticals, Inc., Verastem Inc. and Vericel Corporation.

The changes to our peer group from 2016 include the following: we added Asterias Biotherapeutics, Inc., AVEO Pharmaceuticals, Inc., Bellicom Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Curis, Inc., Geron Corp., Immune Design Corp., Sucampo Pharmaceuticals, Inc., and Syndax Pharmaceuticals, Inc. and removed Aviragen Therapeutics, Edocyte, Inc., Osiris Therapeutics, Inc., Regulus Therapeutics Inc., Sangamo Biosciences, Inc., and Threshold Pharmaceuticals, Inc. These changes were based upon a revised analysis prepared by our compensation consultant, and we believe that the revised peer group better reflects companies in our industry at a similar stage of development.

Base salaries are generally reviewed annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.

The executive team’s performance is measured against predefined corporate goals and objectives, which include metrics of key programmatic achievements (e.g., clinical, regulatory and core capability advancement), business development objectives and operational and financial performance (e.g., capital acquisition and management), among others. Each executive’s performance was evaluated based on the Company’s performance as a whole, combined with an evaluation of individual performance against goals and objectives relevant to his or her area of responsibility.

For 2017, the Compensation Committee and the Board of Directors approved an increase in base salary of 8.4% as compared to 2016 for the Chief Executive Officer, an adjustment based on both performance and comparative compensation data from the peer companies listed above that was provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officers’ salary for 2017 as compared to 2016 based primarily on Company performance for the year ended December 31, 2016. The increases were as follows: Mr. Lehmann – 3.1%; Dr. Harrington – 3.0%; and Ms. Campbell – 3.1%. Note that Ms. Campbell was promoted effective January 1, 2016 to Senior Vice President of Finance, which is reflected in the 2016 percent increase in the table below.

For 2018, the Compensation Committee and the Board of Directors approved an increase in base salary of 4.8% as compared to 2017 for the Chief Executive Officer, an adjustment based on both performance and comparative compensation data from the peer companies listed above that was provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officers’ salaries for 2018 as compared to 2017 based primarily on Company performance for the year ended December 31, 2017. The increases were as follows: Mr. Lehmann – 3.1%; Dr. Harrington – 3.1%; and Ms. Campbell – 3.2%. The salary information for our named executive officers is summarized below:

	2016 Salary	2016 % Increase	2017 Salary	2017 % Increase	2018 Salary	2018 % Increase
Dr. Van Bokkelen	$484,500	2.00%	$525,000	8.40%	$550,000	4.80%
Mr. Lehmann	$396,780	2.00%	$409,000	3.10%	$421,750	3.10%
Dr. Harrington	$394,740	2.00%	$406,750	3.00%	$419,500	3.10%
Ms. Campbell	$270,000	7.25%	$278,500	3.10%	$287,500	3.20%

Cash Incentive Compensation. Given the nature of our business, when appropriate, we reward our named executive officers with performance-related compensation. We utilize annual incentive compensation to reward officers and other employees for achieving corporate objectives and for meeting individual annual performance objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, manufacturing and process development activities, establishment and maintenance of key strategic relationships, and financial factors, including raising capital and cash management. Target bonuses are compared to our peer companies for reasonableness.

The Compensation Committee recommended, and the Board approved, a cash incentive compensation program for the year ended December 31, 2017 for our named executive officers. Under the 2017 incentive program, each participant was eligible to earn a target incentive compensation payment of a specified percentage of the named executive officer’s salary during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth in the following table. The weighting on corporate versus individual/functional performance is related to the relative impact on overall corporate goals and the emphasis and incentives toward departmental performance.

		Weighted On
	Target Amount	Corporate Goals	Individual/Functional Performance
Dr. Van Bokkelen	60%	100%	0%
Dr. Harrington	45%	80%	20%
Mr. Lehmann	45%	80%	20%
Ms. Campbell	35%	60%	40%

The evaluation of goal achievement is at the discretion of the Compensation Committee and the Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The 2017 corporate goals included program and collaboration goals, including new business development, advancement of MultiStem clinical development and cash management objectives. While the overall amount of incentive compensation is tied to predetermined metrics, the Board of Directors has the discretion to adjust any amount ultimately paid under our annual incentive program after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. We do not have a formally adopted plan document for the 2017 incentive program, although the Compensation Committee recommended, and the Board of Directors approved, the specific corporate goals, target compensation levels and weightings between corporate and functional performance. The Compensation Committee and the Board of Directors agreed that each of the named executive officers would be entitled to a payment under the 2017 incentive program as a result of individual performance and the achievement of operational and strategic goals in 2017, specifically the achievement of regulatory affairs objectives related to the Company’s clinical programs, progress made on process development initiatives related to our manufacturing processes, and capital management objectives. Overall, some, but not all, corporate goals were achieved in 2017. For example, though the plan to expand one of our collaborative partnerships was announced in 2018, the expansion was not achieved by December 31, 2017. In addition, certain regulatory goals were achieved during 2017, but other clinical trial objectives were not met. The resulting payments of incentive compensation based on a percentage of such officers’ 2017 base salaries were as follows:

	Percentage of Base Salary	Cash Incentive Compensation Paid
Dr. Van Bokkelen	21.0%	$110,250
Mr. Lehmann	16.2%	$66,258
Dr. Harrington	16.2%	$65,894
Ms. Campbell	14.4%	$40,000

For the year ending December 31, 2018, the Compensation Committee recommended, and the Board of Directors approved a similar cash incentive compensation plan for our named executive officers, with no changes to the target incentive compensation percentage for our named executive officers from 2017. The 2018 corporate goals include strategic partnership objectives, advancing and achieving clinical development, manufacturing and process development activities for MultiStem, and cash management and capital acquisition objectives.

Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our Common Stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of Common Stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our company.

The following table reflects the number of shares of Athersys Common Stock owned by our named executive officers as of December 31, 2017:

Shares of Common Stock Owned
Dr. Van Bokkelen	850,682
Mr. Lehmann	231,160
Dr. Harrington	392,092
Ms. Campbell	430,240

Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and restricted stock units, or RSUs, to our employees, Directors and consultants. We award RSUs and stock options to our employees. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:

•

equity-based awards align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	equity-based awards have the potential to increase in value based on our performance and the growth of our stock price;

•

equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary incentive compensation program focus on short-term performance, equity-based awards that vest over time reward increases in stockholder value over the longer-term; and

•	the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.

In 2017, we granted options to purchase 1,403,808 shares of our Common Stock and 611,200 RSUs to our named executive officers, as well as stock options and RSUs to our other employees. Equity awards are tied to factors such as performance, peer and market analysis and the total equity ownership level of each named executive officer, and further enhance the retention and long-term stock ownership features of our equity incentive program. In determining the number of stock-based awards to be granted to named executive officers, we review annually our named executive officers’ equity ownership positions, and we take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in stockholder value and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation; with an emphasis on scope of responsibility, results and stockholder value. We also review competitive compensation data, an assessment of individual performance, a review of each named executive officer’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value. Annual equity-based awards are compared to our peer companies for reasonableness. Equity-based awards are granted from time to time by the Compensation Committee and the Board of Directors, with input from independent compensation consultants, as appropriate. The following stock option and RSU awards were granted to our named executive officers in June 2017 as part of our program for annual equity-based awards, which vest quarterly over a four-year period:

	Stock Options	Restricted Stock Units
Dr. Van Bokkelen	500,000	225,008
Mr. Lehmann	361,200	154,800
Dr. Harrington	348,608	149,392
Ms. Campbell	194,000	82,000

Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers and our employees, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The named executive officers and employees have the ability to participate in these benefits at the same levels. We make employer contributions to our 401(k) retirement plan and contributed approximately $347,000 in 2017. We provide such retirement and health insurance benefits to our employees to retain qualified personnel.

In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann and Ms. Campbell also receive Company-paid life insurance benefits in the amounts of $2.0 million for Dr. Van Bokkelen, Dr. Harrington and Mr. Lehmann, and $1.0 million for Ms. Campbell. These additional life insurance policies are provided to these officers due to their extensive travel requirements and/or contributions to the Company.

Severance Arrangements

See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements in order to assure that our executives will focus on the best interests of the business at all times, without undue concern for their own financial security.

Employment Agreements and Arrangements

We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements, see the disclosure under “2017 Summary Compensation Table.”

General Tax Deductibility of Executive Compensation

We have historically generally structured our compensation program so that it could comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m) of the Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year. Prior to January 1, 2018, there was an exception to this overall deduction limitation for “performance-based” compensation. The Compensation Committee generally structured our incentive programs so that they could, in certain instances, qualify for the performance-based exception. Although this exception has been repealed, certain awards granted on or prior to November 2, 2017 may still qualify for this exception pursuant to a transition rule if they were made pursuant to a “written binding contract” and have not since been materially modified. The Company cannot guarantee any particular tax result with respect to future grants and similarly, cannot confirm that awards in place as of or prior to November 2, 2017 will be eligible for transition relief.

2017 Summary Compensation Table

The following table and narrative set forth certain information with respect to the compensation earned during the fiscal year ended December 31, 2017 by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)		All Other Compensation (3) ($)		Total (4)
Gil Van Bokkelen, Chief Executive Officer (2)	2017 2016 2015	$ $ $	525,000 484,500 475,000	$ $ $	110,250 154,071 122,550	$ $ $	328,512 492,768 114,237	$ $ $	474,000 695,000 188,707	$ $ $	20,673 20,673 20,673	$ $ $	1,458,435 1,847,012 921,167
Laura Campbell, Senior Vice President of Finance	2017 2016 2015	$ $ $	278,500 270,000 251,750	$ $ $	40,000 51,691 36,000	$ $ $	119,720 148,464 57,119	$ $ $	183,912 287,409 94,361	$ $ $	13,509 13,509 13,509	$ $ $	635,641 771,073 452,739
William (BJ) Lehmann, Jr., President and Chief Operating Officer	2017 2016 2015	$ $ $	409,000 396,780 389,000	$ $ $	66,258 96,417 80,000	$ $ $	226,008 339,012 66,970	$ $ $	342,418 502,068 110,619	$ $ $	8,184 13,771 11,365	$ $ $	1,051,868 1,348,048 657,954
John Harrington, Chief Scientific Officer and Executive Vice President (2)	2017 2016 2015	$ $ $	406,750 394,740 387,000	$ $ $	65,894 96,632 81,000	$ $ $	218,112 327,168 66,970	$ $ $	330,480 484,565 110,619	$ $ $	13,123 10,723 10,723	$ $ $	1,034,359 1,313,828 656,312

(1)	Amounts do not reflect cash compensation actually received by our named executive officers. For example, the dollar amounts for annual stock awards represent a valuation of the award on the grant date that vests over time and does not represent cash proceeds. The fair value of RSUs and stock option awards are calculated in accordance with Accounting Standards Codification 718, or ASC 718. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.
(2)	Drs. Van Bokkelen and Harrington also served as our Directors for 2017, 2016 and 2015 and did not receive any compensation as our Directors.
(3)	All other compensation includes payments for 401(k) matching contributions from the Company, additional life insurance policies and additional long-term disability plans.

Grants of Plan-Based Awards for 2017

The following table sets forth plan-based equity awards granted to our named executive officers during 2017 under our equity compensation plans.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Gil Van Bokkelen	June 7, 2017 (1)	225,008			$328,512
	June 7, 2017 (2)		500,000	$1.46	$474,000
Laura Campbell	June 7, 2017 (1)	82,000			$119,720
	June 7, 2017 (2)		194,000	$1.46	$183,912
William (BJ) Lehmann, Jr.	June 7, 2017 (1)	154,800			$226,008
	June 7, 2017 (2)		361,200	$1.46	$342,418
John Harrington	June 7, 2017 (1)	149,392			$218,112
	June 7, 2017 (2)		348,608	$1.46	$330,480

(1)	Restricted stock units granted under our Long-Term Incentive Plan.
(2)	Options granted under our Long-Term Incentive Plan.
(3)	The amounts in this column represent the grant date fair value of the RSUs and stock option awards calculated in accordance with ASC 718.

Employment Agreements and Arrangements

Dr. Gil Van Bokkelen. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as President and Chief Executive Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen is entitled to a base salary and an annual discretionary incentive compensation payment of up to 33% of his base salary. His salary for 2018 is $550,000 and his target annual incentive compensation payment is 60% of his base salary. Dr. Van Bokkelen also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2018). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

William (B.J.) Lehmann, Jr. On January 1, 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve initially as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. The agreement was amended in 2013 to modify the duration of his severance arrangement, with no change to the events triggering such severance. Under the terms of the agreement, Mr. Lehmann is entitled to a base salary, which is $421,750 for 2018. Mr. Lehmann’s target annual incentive compensation payment for 2018 is 45% of his base salary. Mr. Lehmann also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of twelve months thereafter, he is restricted from, among other things, competing with us.

Dr. John J. Harrington. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington is entitled to a base salary and an annual discretionary incentive compensation payment of up to 33% of his base salary. His salary for 2018 is $419,500 and his target annual incentive compensation payment is 45% of his base salary. Dr. Harrington also received options to purchase shares of Common Stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2018). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Laura K. Campbell. On May 22, 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve initially as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell is entitled to a base salary, which is $287,500 for 2018. Ms. Campbell’s target annual incentive compensation payment for 2018 is 35% of her base salary. Ms. Campbell also received options to purchase shares of Common Stock upon her employment that were terminated in 2007, and her current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”

Equity Compensation Plans

We have an incentive plan that authorized an aggregate of 20,035,000 shares of Common Stock for awards to employees, directors and consultants, of which 6,384,026 shares remain available for future issuance at December 31, 2017. The equity incentive plan authorizes the issuance of equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and units, and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee or the Board of Directors.

401(k) Plan

We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $18,000 in 2017, and have the amount of the reduced compensation contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board of Directors. We made matching contributions to the 401(k) plan during fiscal 2017 at a maximum rate of 100% of the first $3,000 of participant contributions, plus 40% of participant contributions in excess of $3,000 per participant, which amounted to approximately $347,000 in 2017. The 401(k) plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Gil Van Bokkelen	62,500	437,500	$1.46	June 7, 2027	(1)	—		—
	187,500	312,500	$2.19	June 20, 2026	(1)	—		—
	125,470	75,282	$1.28	June 24, 2025	(1)	—		—
	181,720	25,960	$1.65	June 17, 2024	(1)	—		—
	185,000	—	$1.71	June 18, 2023	(1)	—		—
	25,000	—	$5.28	December 23, 2019	(2)	—		—
	—	—	—	—		11,540	(3)	$20,887	(7)
	—	—	—	—		33,468	(4)	60,577	(7)
	—	—	—	—		140,630	(5)	$254,540	(7)
	—	—	—	—		196,882	(6)	$356,356	(7)
Laura Campbell	24,250	169,750	$1.46	June 7, 2027	(1)	—		—
	59,328	98,880	$2.19	June 20, 2026	(1)	—		—
	21,875	28,125	$1.84	March 7, 2026	(1)	—		—
	62,740	37,644	$1.28	June 24, 2025	(1)	—		—
	90,860	12,980	$1.65	June 17, 2024	(1)	—		—
	60,000	—	$1.71	June 18, 2023	(1)	—		—
	17,500	—	$5.28	December 23, 2019	(2)	—		—
	—	—	—	—		5,770	(3)	$10,444	(7)
	—	—	—	—		16,734	(4)	$30,289	(7)
	—	—	—	—		42,370	(5)	$76,690	(7)
	—	—	—	—		71,750	(6)	$129,868	(7)
William (BJ) Lehmann	45,150	316,050	$1.46	June 7, 2027	(1)	—		—
	135,450	225,750	$2.19	June 20, 2026	(1)	—		—
	73,550	44,130	$1.28	June 24, 2025	(1)	—		—
	106,008	15,144	$1.65	June 17, 2024	(1)	—		—
	115,000	—	$1.71	June 18, 2023	(1)	—		—
	22,500	—	$5.28	December 23, 2019	(2)	—		—
	—	—	—	—		6,732	(3)	$12,185	(7)
	—	—	—	—		19,620	(4)	$35,512	(7)
	—	—	—	—		96,750	(5)	$175,118	(7)
	—	—	—	—		135,450	(6)	$245,165	(7)
John Harrington	43,576	305,032	$1.46	June 7, 2027	(1)	—		—
	130,728	217,880	$2.19	June 20, 2026	(1)	—		—
	73,550	44,130	$1.28	June 24, 2025	(1)	—		—
	106,008	15,144	$1.65	June 17, 2024	(1)	—		—
	100,000	—	$1.71	June 18, 2023	(1)	—		—
	22,500	—	$5.28	December 23, 2019	(2)	—		—
	—	—	—	—		6,732	(3)	$12,185	(7)
	—	—	—	—		19,620	(4)	$35,512	(7)
	—	—	—	—		93,370	(5)	$169,000	(7)
	—	—	—	—		130,718	(6)	$236,600	(7)

(1)	Options vest ratably over four years on a quarterly basis.
(2)	Options were granted on December 23, 2009 and vested ratably over one year on a quarterly basis, and thus were fully exercisable on December 24, 2010.
(3)	The stock awards reflected in this column consist of RSUs granted on June 17, 2014, which vest over four years on a quarterly basis.
(4)	The stock awards reflected in this column consist of RSUs granted on June 24, 2015, which vest over four years on a quarterly basis.
(5)	The stock awards reflected in this column consist of RSUs granted on June 20, 2016, which vest over four years on a quarterly basis.
(6)	The stock awards reflected in this column consist of RSUs granted on June 7, 2017, which vest over four years on a quarterly basis.
(7)	Value is based on the closing price of our Common Stock of $1.81 on December 31, 2017, as reported on NASDAQ.

2017 Options Exercised and Stock Vested

The following table provides information on all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2017. None of our named executive officers exercised any stock options during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Gil Van Bokkelen	129,770	$218,860
Laura Campbell	49,894	$83,961
William (BJ) Lehmann	84,594	$143,005
John Harrington	82,566	$139,507

(1)	The value realized upon vesting of these RSUs is the product of multiplying the number of shares of Common Stock issued upon vesting by the market value of the underlying shares on the vesting date. It does not represent cash proceeds to the employee until the underlying shares are sold.

Potential Payments Upon Termination or Change in Control

Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination of employment. In the event that an executive officer’s employment is terminated without cause or the executive officer terminates employment for good reason, as defined in the agreements, we would be obligated to pay full base salary for a defined period, subject to mitigation related to other employment. The defined payment period is eighteen months for Gil Van Bokkelen and John Harrington, twelve months for William (BJ) Lehmann and six months for Laura Campbell. We would also be obligated to continue the participation of Gil Van Bokkelen and John Harrington in all medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.

The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to our Company. “Good reason” includes, among other things, demotion, salary reduction, relocation without consent, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options and unvested RSUs become immediately vested and exercisable. As of December 31, 2017, each of the named executive officers held unvested stock options and RSUs, as reflected in the Outstanding Equity Awards at 2017 Fiscal Year-End table above.

In the event that an executive officer’s employment is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

The table below reflects the amount of compensation payable to each named executive officer in the event of termination of such executive’s employment, pursuant to such executive’s employment agreement. The amounts shown assume that such termination was effective as of December 31, 2017 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon their termination of employment.

	Executive Benefit and Payments Upon Separation	Termination Without Cause or Voluntary For Good Reason
Gil Van Bokkelen	Cash Severance Payment	$787,500
	Continuation of Benefits	$36,413

	Total	$823,913

William (BJ) Lehmann, Jr.	Cash Severance Payment	$409,000
	Continuation of Benefits	$—

	Total	$409,000

John Harrington	Cash Severance Payment	$610,125
	Continuation of Benefits	$36,413

	Total	$646,538

Laura Campbell	Cash Severance Payment	$139,250
	Continuation of Benefits	$—

	Total	$139,250

CEO Pay Ratio

For the 2017 fiscal year, the ratio of the annual total compensation of Dr. Van Bokkelen, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 15 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

CEO Compensation for purposes of this disclosure represents the total compensation reported for Dr. Van Bokkelen under the “2017 Summary Compensation Table” for the 2017 fiscal year, which was $1,458,435. For purposes of this disclosure, Median Annual Compensation was $95,760 and was calculated by using the total of all applicable elements of compensation for our Median Employee for the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 66 employees (excluding our Chief Executive Officer), representing all full-time, part-time, seasonal and temporary employees of our consolidated entities as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured base salary or hourly wages earned for the period beginning on January 1, 2017 and ending on December 31, 2017 for these employees. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

Director Compensation Table for 2017

The following table summarizes compensation paid to our non-employee Directors in 2017:

Name(a)	Fees Earned or Paid in Cash ($)(b)	Option Awards ($)(1)(d)	Total ($)(h)
Lee E. Babiss	$81,000	$27,060	$108,060
Jordan S. Davis	$49,000	$27,060	$76,060
Ismail Kola	$45,000	$27,060	$72,060
Lorin J. Randall	$78,000	$27,060	$105,060
Jack L. Wyszomierski	$60,000	$27,060	$87,060

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by our Directors. The amounts in column (d) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2017, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to the 2017 audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2017. Dr. Babiss, Dr. Kola, Mr. Randall and Mr. Wyszomierski each had 255,000 option awards outstanding as of December 31, 2017. Mr. Davis had 90,000 option awards outstanding as of December 31, 2017.

Under our Director compensation program for non-employee Directors, new Directors generally receive an initial stock option grant to purchase 60,000 shares of Common Stock at fair market value on the date of grant, which vests at a rate of 33.33% per year, with cliff vesting in year one and quarterly vesting in years two and three. Thereafter, the non-employee Directors receive annually an option award to purchase 30,000 shares of our Common Stock at fair market value on the date of grant, which vests quarterly over a one-year period, with such anniversary awards issued in June of each year in connection with our annual stockholder meeting. In December 2017, the Directors approved an increase to such annual awards for Directors from 30,000 shares to 50,000 shares, effective January 1, 2018. In June 2017, Directors Babiss, Davis, Kola, Randall and Wyszomierski each received an anniversary stock option award of 30,000 shares. All initial and anniversary stock option awards granted to non-employee Directors have a term of ten years and upon the termination of the Director’s service, the Director has eighteen months in which to exercise the vested portion of his options prior to forfeiture.

Our Directors receive annual cash compensation retainers as set forth below:

Board Member	$40,000
Lead Director	$25,000
Audit Committee — Chairman	$20,000
Audit Committee — Member	$9,000
Compensation Committee — Chairman	$13,000
Compensation Committee — Member	$6,000
Nominations and Corporate Governance Committee — Chairman	$10,000
Nominations and Corporate Governance Committee — Member	$5,000

These annual retainers are paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings. Effective January 1, 2018, the retainer for the Compensation Committee Chairman was increased to $15,000 from $13,000, and for the Compensation Committee Member was increased to $7,000 from $6,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this annual report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee

Board of Directors

Lee E. Babiss

Lorin J. Randall

Jack W. Wyszomierski

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of April 1, 2018 (unless otherwise indicated below) by:

•	each person known by us to beneficially own more than 5% of our Common Stock;

•	each of our Directors and nominees;

•	each of the executive officers named in the 2017 Summary Compensation Table; and

•	all of our Directors and nominees and executive officers as a group.

We determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options, RSUs and warrants held by that person that are exercisable within 60 days of April 1, 2018 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 137,958,545 shares of Common Stock outstanding as of April 1, 2018.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
HEALIOS K.K.(1)	16,000,000	11.3%
Directors, Nominees and Executive Officers
Gil Van Bokkelen(2)	1,745,373	1.3%
Lee Babiss(3)	228,750	*
John Harrington(4)	952,267	*
Ismail Kola(3)	243,750	*
Lorin Randall(3)	228,750	*
Jack Wyszomierski(3)	228,750	*
Jordan Davis(5)	4,350,288	3.2%
Hardy TS Kagimoto(6)	16,000,000	11.3%
Laura Campbell(7)	819,731	*
William (BJ) Lehmann, Jr.(8)	814,881	*
All Directors, Nominees and executive officers as a group (10 persons)	25,612,540	18.6%

*	Less than 1%.
(1)	Pursuant to the Schedule 13D filed on March 23, 2018, Healios beneficially owns 12,000,000 shares of Common Stock. Includes 4,000,000 shares of Common Stock issuable upon exercise of a warrant beneficially owned by Healios that currently will become exercisable upon the earlier of the execution of the Collaboration Expansion Agreement and May 1, 2018. The address for Healios is World Trade Center Building, 15F, 2-4-1 Hamamatsucho, Minato-ku, Tokyo, 105-6115, Japan.
(2)	Includes vested options for 855,217 shares of Common Stock at a weighted average exercise price of $1.83 per share and 39,474 RSUs that vest within 60 days of April 1, 2018.
(3)	Includes vested options for 228,750 shares of Common Stock at a weighted average exercise price of $1.76 per share.
(4)	Includes vested options for 534,865 shares of Common Stock at a weighted average exercise price of $1.89 per share and 25,310 RSUs that vest within 60 days of April 1, 2018.
(5)	Includes 4,248,788 shares of Common Stock held by Radius and its affiliates, over which Mr. Davis has shared voting and dispositive power, and 4,000 shares of Common Stock held by Mr. Davis’ children, over which Mr. Davis has shared voting and dispositive power. The address for Radius and its affiliates is 250 Park Avenue, Suite 1102 New York, New York 10177. Includes vested options for 57,500 shares of Common Stock at a weighted average exercise price of $1.90 per share.

(6)	Includes the shares of Common Stock beneficially owned by Healios. Dr. Kagimoto is the Representative Director, President and Chief Executive Officer of Healios and may be deemed to have beneficial ownership of the shares of Common Stock beneficially owned by Healios.
(7)	Includes vested options for 374,455 shares of Common Stock at a weighted average exercise price of $1.86 per share and 15,036 RSUs that vest within 60 days of April 1, 2018.
(8)	Includes vested options for 557,735 shares of Common Stock at a weighted average exercise price of $1.89 per share and 25,986 RSUs that vest within 60 days of April 1, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during or with respect to fiscal year 2017 by persons who were, at any time during fiscal year 2017, Directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by December 28, 2018 any proposal of a stockholder intended to be presented at the 2019 annual meeting of stockholders of the Company, which we refer to as the 2019 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2019 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2019 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, must be received by the Company by March 13, 2019 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2019 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.

The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by March 14, 2018 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

April 26, 2018

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 20118

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2017 are available free of charge at http://ir.athersys.com/annuals.cfm. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Senior Vice President of Finance at lcampbell@athersys.com. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2018.

Vote by Internet
• Go to www.investorvote.com/ATHX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 7 LISTED DIRECTOR
		NOMINEES, AND FOR PROPOSALS 2 AND 3.	+
1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Gil Van Bokkelen	☐	☐	02 - John J. Harrington	☐	☐	03 - Lee E. Babiss	☐	☐
04 - Ismail Kola	☐	☐	05 - Lorin J. Randall	☐	☐	06 - Jack L. Wyszomierski	☐	☐
07 - Hardy TS Kagimoto	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending Dec. 31, 2018.	☐	☐	☐	3. Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly voting your shares using one of the three voting methods outlined on this card.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Athersys, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

FOR THE ANNUAL STOCKHOLDERS MEETING ON JUNE 18, 2018.

The undersigned hereby constitutes and appoints Dr. Gil Van Bokkelen, Mr. William Lehmann and Ms. Laura Campbell, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Athersys, Inc. to be held at the Westin Hotel, 777 St. Clair Avenue NE, Cleveland, Ohio 44114 on June 18, 2018, at 11:30 a.m. EST and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE YOUR SHARES BY USING ONE OF THE THREE VOTING METHODS OUTLINED ON THIS CARD.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Please check this box if you plan to attend the Annual Meeting of Stockholders.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.